Exhibit 4.67

Mobile Communication Resale

Business Cooperation Agreement

This Agreement is signed by the following Parties:

PARTY A: YUANTEL (BEIJING) INVESTMENT MANAGEMENT CO., LTD.

(hereinafter referred to as “Party A” or “Resale Company”) Yuantel Agreement Number: 9120180006

PARTY B: China Unicom

(hereinafter referred to as “Party B” or “China Unicom”) China Unicom Agreement Number: CU12-1001-2018-000028

The following is an overview of the material terms of the Cooperation Agreement signed by both Parties on January 10, 2018 (the specific cooperation content and terms are subject to the official agreement signed and sealed by both Parties):

Article 1 Definition

Stipulate the order of reference for terms:

(1)	The definition defined separately in this Agreement, or otherwise interpreted in writing by both Parties.

(2)	The definitions listed in Appendix 1.

(3)	Other relevant terms not expressly specified in this Agreement shall be defined by reference to Chinese laws and regulations, government regulations or interpretation.

(4)	If the above documents are not clearly explained, they shall be interpreted with reference to industry practices.

Article 2 Effective Condition

This Agreement shall enter into force on the premise that the following conditions are met simultaneously:

First, Party A obtains the Mobile Resale License; Second, Party A undertakes to have the required qualifications; Third, the legal representatives or authorized representatives of both Parties sign and affix official seals or special seals for contracts.

Article 3 Scope of Cooperation

3.1. Party B provides Party A with the wholesale of mobile communication services, and Party A provides mobile communication services to users on its end (hereinafter referred to as “Users”) in its own name and brand.

3.2. Party A shall provide the resale business of mobile communication (MVNO) to Users in the mainland of China (excluding Hong Kong, Macao and Taiwan) and after obtaining the Mobile Resale License.

3.3. Party A purchases the following specific mobile communication business from Party B on a monthly basis through wholesale:

3.3.1 Voice service (domestic call, international long-distance, international roaming), SMS/MMS service (domestic and international), data service (domestic and international);

3.3.2 Switch-based additional services (call transfer, call waiting, caller id, etc.)

3.3.3 Value-added extension services such as mobile phone personality ringtone, missed-call reminder, anti-harassment reminder service, etc.

3.4 From the business model classification, the mobile communication services provided by Party B to Party A are divided into resource pool services and module package services. In the future, in any case of new business models are added, the Parties shall separately make an agreement in the form of a business notice.

3.5 The User’s international long-distance or international roaming permission function is initially turned off, and Party A may apply for the opening of the User who meets the threshold. If Party A opens its international long-distance or international roaming services for the User, Party A shall guard against and bear the risk of the User’s arrears and pay the international business deposit to Party B.

Article 4 Prices And Expenses

4.1 The price of Party B’s MVNO (including but not limited to the price of resource pool business, module package business, international business, value-added expansion service), and the price of discounted activities (including but not limited to data traffic discounted activities), etc. please refer to Party B’s Virtual Network Operator Open Platform (referred to as VOP).

4.2 MVNO Price Adjustment Mechanism

Every 6 months after the effective date of this Agreement, Party B may adjust the business price and fee provisions in this Agreement according to market conditions. If there is price adjustment, Party B shall post it on the VOP and start to implement the adjusted price from the effective date of the adjustment specified on the VOP.

Article 5 Payment Term

5.1 Party B starts to bill from the beginning of the system access test in Party A. Party B starts to pay the bill after the formal business opening date confirmed by both Parties in writing. Both Parties shall conduct reconciliation and settlement on a monthly basis.

5.12. From the next month after Party B starts to pay, Party B shall provide Party A with the previous month’s bill by e-mail before the 4th day of each month. Party A shall complete the paper reconciliation and seal confirmation before the 10th of each month. If Party A has any objection, it shall file a written objection within 3 natural days after receiving the bill from Party B (hereinafter referred to as “Billing Objection Period”). If Party A fails to file a written objection to Party B during the Billing Objection Period, it is deemed that Party A has confirmed to agree to Party B’s bill and waiver the right of recourse. If Party A files any objection, it shall submit the settlement bill and seal it for confirmation before the 10th day of each month.

Article 6 Making SIM Card with the Number Obtained

6.1 Number Assignment: Party B shall formulate the mobile number resale service code number assignment policy and notify Party A in writing, and Party A shall submit the mobile phone number assignment application in accordance with the above policy requirements.

6.4 The number and IMSI resources, which has been assigned by Party B to Party A shall be managed by Party A itself.

6.7 From later date of either January 1st, 2018 or January 1st of the following year when Party A’s mobile resale business is opened, if Party A’s accumulated wholesale settlement income is lower than annual minimum income standard (annual minimum income standard (including tax) = (number of assigned code numbers at the beginning of the year + number of assigned code numbers at the end of the year) / 2 × RMB 5 yuan), Party A may choose to follow the annual minimum income standard in January of the next year to fill in the income, or do not make up the payment and return the code number resources in excess within three months.

Article 7 Customer Service

7.1 Party A shall carry out relevant work in accordance with existing laws and regulations.

7.2 Party A is obliged to sign service agreements with Users in its own name and explain the contents of the agreements, and take full responsibility for user services and related problems and complaints.

7.3 Both Parties designate special personnel or persons to contact and deal with relevant user service matters.

7.4 In any case, Party B shall not provide services directly to users or service providers of Party A. For complaints about users’ network quality, Party A shall investigate them first. If Party A needs Party B to cooperate with the co-examination, Party B shall feedback the results of the co-examination to Party A within a certain time limit.

7.5 Any problems between Party A and users shall be borne by Party A on its own.

7.6 Within the geographical scope stipulated in the 3.2 of this Agreement, Party B shall notify Party A 72 hours in advance of the foreseeable reasons that affect or may affect the use of Party A’s users; Party B shall notify Party A in time of network accidents and other emergencies and follow-up treatment.

7.7 Neither Party shall use the user service number beyond the purposes approved by the competent authorities.

Article 8 Supporting System

8.1 Party A builds its own IT system. Party B relies on the VOP to provide Party A with the basic services of the whole process: including enterprise access registration service, resource service, service opening and change service, enterprise customer service, settlement service, test opening service and technical support service.

Article 9 Cybersecurity and Quality

9.1 Network Security

Party A is obliged to establish and improve the internal security system and provide relevant business information as required by Party B. Party A shall not access, enter illegally or use Party B’s network, hardware, software, database or any other equipment in other unauthorized ways. If User’s behavior endangers Party B’s network security, Party B shall have the right to take measures as required by relevant national regulatory authorities. If Party A’s business exceeds Party B’s network capacity, Party B has the right to suspend or terminate its business.

9.2 Network Quality

Stipulate the quality service and network coverage standards provided by Party B, and the circumstances under which Party B suspends network services and takes measures

Article 10 User Rights and Interests and User Information Security

Party A is obliged to comply with relevant laws and regulations to protect the legitimate rights and interests of Users, and fulfill its commitment on information security. Party A is obliged to set up a special information security organization for mobile resale business, with information security personnel, and establish and improve the corresponding system for the discovery, monitoring and disposal of violation information in the resale business. Party A’s network and information system complies with the security requirements of the national authority, with security policies and protection. Party A is obliged to take full responsibility for the information security problems caused by Party A. Party A is obliged to clearly inform Users of their real-name registration obligations, and finish verification of User identity certificates and entry of identity information. Party A is obliged to establish the user information protection mechanism and specific measures covering the whole process of business operation, the fraud control system of spam SMS, harassing phone calls and communication information, and the emergency handling team of major information security incidents. Party A is obliged to cooperate with Party B to carry out information security work. Notification forms of Party B to carry out relevant work are stipulated.

Article 11 Business Operation

11.1 The opening procedure of the MVNO is as follows:

11.1.1 Party A applies to Party B for the first batch of code numbers and makes its own card.

11.1.2 Party A applies to Party B for system access test. If Party A passes the test, Party B issues a system access report.

11.1.3 After Party A passes the system access test, the business operation verification is carried out. After verification, Party B issues a business operation verification report.

11.1.4 Party A obtains the Mobile Resale License, completes the payment of the security deposit, and the customer service center has the conditions for business development. At the same time, after the system access test and business operation verification organized by Party B, the application for opening the business shall be submitted to Party B. Both Parties shall use the business notice to stipulate the business opening time, geographical scope and other contents. In the initial stage, Party A shall operate in some areas where the Parties cooperate with each other.

11.1.5 After Party A operates for a period of time and meets the conditions of Party B’s business operation evaluation, it may submit an application for business operation evaluation. After Party A passes the business operation evaluation, Party B shall issue a business operation evaluation report and gradually expand the geographical scope of Party A’s operation.

Article 12 Guarantee

During the period of carrying out the mobile resale business hereunder, Party A provides the agreed uninterrupted guarantee for payment, international business and performance of the agreement. 12.2 – 12.4 summarized the conditions for Party A to choose bank guarantee as the guarantee method. Stipulate the conditions of making up security deposit and bank guarantee and refunding security deposit.

Article 13 Intellectual Property Rights

13.1 – 13.3 The effectiveness of this Agreement shall not change the ownership of intellectual property of each Party, and either Party shall not use the other Party’s intellectual property without prior written consent. The intellectual property generated or changed after the effective date of this Agreement is owned by the developer; if under agency, by the principal. The ownership of the intellectual property rights jointly developed by the Parties during the performance of this Agreement will be determined by additional arrangement by and between the parties.

13.5 Party A is obliged to use independent brands to carry out the mobile communication resale business under this Agreement. Party A may use the words “China Unicom Network Support” in accordance with China Unicom Mobile Communications Resale Brand Elements Application Specification. Party A’s use of Party B’s authorized intellectual property rights shall not affect Party B’s reputation and the operation and quality of its network.

13.6 Party B shall take steps and lawsuit procedure as it deems necessary or reasonable to protect its intellectual property. If requested by Party B, Party A must provide all reasonable assistance to Party B in implementing the steps or lawsuit procedure for protecting its intellectual property rights.

Article 14 Confidentiality

14.1 The Parties agree that all terms and conditions of the confidentiality agreement apply to all confidential information covered by this Agreement. Without the prior written consent of the other Party, either Party shall not disclose the confidential information to any third party, otherwise it is obliged to bear the corresponding responsibilities. The confidentiality obligation in this chapter shall not become invalid in spite of the termination or rescission of this Agreement.

14.2 Except for the contents required to be disclosed in accordance with laws and regulations, stock exchanges or regulations of regulatory authorities, neither Party shall release the contents related to this Agreement without the prior written approval of the other Party. However, Party B shall take appropriate measures when necessary in case of adverse circumstances caused by Party A or Users.

Article 15 Penalty

Either party who fails to perform or perform any obligation hereunder as agreed is deemed to be in breach and is liable for breach of agreement. Except as expressly provided in other terms of this Agreement, any Party that defaults is obliged to pay liquidated damages to the other Party. No Party is liable for breach of contract for the indirect loss caused by the breach of contract. If Party A violates the interface specification requirements stipulated in Article 8 of this Agreement, it is obliged to immediately rectify and notify Party B of the rectification plan and progress. If violation of Article 8 of this Agreement by Party A leads to the failure of the system services, Party A is obliged to bear full responsibility. Either Party is liable for damages or other acts that disparage the goodwill of the other Party.

Article 16 Modification and Assignment

Regarding the change of the Agreement, a written agreement for change shall be signed separately after the two Parties have agreed. No Party shall assign or otherwise dispose of all or part of its rights or obligations under this Agreement without the prior written consent of the other Party.

Article 17 Governing Law

The laws of the People’s Republic applies to this agreement. If the dispute has not been resolved through the coordination of the Telecommunications Regulatory Agency, or involves non-business cooperation disputes, either Party may file a lawsuit in the proper people’s court of the residence of Party B.

Article 18 Force Majeure

Stipulate the definition of force majeure, the notification obligations and certification obligations of both Parties. Under 18.2, each Party should immediately inform the other one of the occurrence of force majeure and its impacts on the performance of theAgreement. Both Parties have the right to negotiate whether to terminate a stipulation or the entire Agreement.

Article 19 Suspension, Termination and Rescission of the Agreement

19.1 In case of any of the following circumstances, Party B shall have the right to suspend this Agreement by giving a written notice of five calendar days in advance:

19.1.1 Without any statutory or agreed exemption, Party A overdue any payment or guarantee deposit due under this Agreement.

19.1.3 After Party A’s guarantee deposit is deducted, Party A fails to make up the guarantee deposit according to this Agreement or within the time limit specified by Party A, or fails to provide the bank guarantee in accordance with any agreement.

19.1.4 Party A fails to comply with the opening procedures of the cooperation area as stipulated in the agreement and directly opens the business.

19.1.6 If Party A is circulated a notice of criticism by the Ministry of Industry and Information Technology or the local communications administration and the violation is serious, or Party A is noticed by the Ministry of Industry and Information Technology or the local communications administration to suspend the operation of the MVNO.

19.1.7 Other suspensions as required by law or otherwise agreed by the Parties.

19.4 Any of the following situations occurs and this Agreement is immediately terminated:

19.4.1 The Parties have not reached an agreement on the extension of this Agreement and this Agreement has expired and the Parties have fulfilled their obligations under this Agreement as agreed.

19.4.2 Both Parties sign a written termination agreement upon mutual agreement.

19.4.3 Party B terminates this Agreement in accordance with the provisions of Article 19.5 of this Agreement.

19.4.4 Other circumstances under which the termination is stipulated by law or mutually agreed upon by both Parties.

19.5 In any of the following circumstances, Party B has the right to immediately terminate this Agreement by written notice, terminate the mobile communication service, and have the right to request Party A to pay liquidated damages or compensate for losses:

19.5.1 Party A fails to pay the payment (including accounts payable and guarantee deposit or providing bank guarantee) within 30 days after receiving the written notice from Party B.

19.5.2 Party A has significant operational risks or problems that may affect contract performance.

19.5.3 Without prior written consent of Party B, Party A transfers all or part of the rights or obligations under this Agreement.

19.5.4 Party A violates the provisions on network security and user information security protection related to this Agreement.

19.5.5 Party A has any breach of the contractual commitments and guarantees and has not taken remedial measures within 30 days;

19.5.6 Party A conducts mobile resale business operations in violation of the scope of business licenses approved by the Telecommunications Regulatory Agency.

19.5.7 Party A uses mobile communication services to violate the laws, regulations, administrative regulations and regulatory requirements;

19.5.8 Party A violates this Agreement and does not correct the breach within 10 working days after receiving the notice of corrective request from Party B;

Article 20 Representations and Warranties

20.1 Party A undertakes and warrants:

Party A undertakes and warrants that it is an independent legal person established and existing according to law and has good credit standing. Party A is competent to enter into this Agreement and doing so will not contradict with its charter, existing contracts, resolutions and other legally binding documents. Party A has good creditworthiness, and there is no bankruptcy, liquidation, insolvency or any situation that has a significant adverse impact on Party A’s creditworthiness. If any such situation occurs, Party B shall be informed in writing in time. During the validity period of this Agreement, Party A legally holds the administrative approval permission necessary for the performance of this Agreement, and Party A’s control rights, the ownership nature of Party A or the mobile telecommunication resale business subject qualification do not change. Party A is a company that meets the requirements of relevant laws and regulations and has the resources and capabilities to carries out mobile communication resale business, and carries out the mobile communication resale business under this Agreement in accordance with the relevant provisions of the Ministry of Industry and Information Technology and is not transferable.

20.2 Party B undertakes and warrants:

Party B undertakes and warrants that it is an independent legal person established and existing according to law and has good credit standing. Party B has good creditworthiness, and there is no bankruptcy, liquidation, insolvency or any situation that has a significant adverse impact on Party B’s creditworthiness. If any such situation occurs, Party A shall be informed in writing in time. Party B has completed the necessary internal examination and approval procedures in accordance with the articles of association and other organizational documents. Signing, delivering and fulfilling this Agreement shall not conflict with the Articles of Association or other organizational documents and shall not violate or conflict with any contractual agreement binding on Party B.

Article 21 Coordination

Establish an irregular meeting mechanism participated by senior leaders of both Parties and joint special working group. Party A is obliged to obtain Party B’s written consent at least 5 working days in advance when it issues any information that may involve Party B’s goodwill or corporate image.

Article 22 Miscellaneous

The period of cooperation between the two Parties begins on January 1, 2018 and ends on December 31, 2018. If there are other unfinished matters, Party A and Party B may sign supplementary or change agreements. The By-law Agreement, Annex, Supplement or Change Agreement of this Agreement is an integral part of this Agreement and has the same legal effect as this Agreement.

(no text below)

PARTY A: YUANTEL (BEIJING) INVESTMENT MANAGEMENT CO., LTD.

/s/ Lei Wang
Lei Wang, its Legal Representative (or Authorized Representative)

Date: January 10, 2018

PARTY B: China Unicom

/s/ Renjie Zhou
Renjie Zhou, its Legal Representative (or Authorized Representative)

Date: January 9, 2018